CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            ENRON OIL & GAS COMPANY

        Enron Oil & Gas Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that:

        The amendment to the Company's Restated Certificate of Incorporation set forth in the following resolution approved by the Company's Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

        "RESOLVED, that the Restated Certificate of Incorporation of the Company is hereby amended by deleting Paragraph A of Article Fourth thereof in its entirety and substituting the following therefore:

               "FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Hundred Sixty Million (160,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock")."

        IN WITNESS WHEREOF, Enron Oil & Gas Company has caused this Certificate to be signed and attested by its duly authorized officers, this 14th day of June, 1994.

ENRON OIL & GAS COMPANY                              ATTEST:

By:  /S/ FORREST E. HOGLUND                     /S/ DENNIS M. ULAK
     Forrest E. Hoglund                         Dennis M. Ulak
     Chairman, President                        Vice President, General Counsel
     and Chief Executive Officer                and Assistant Secretary